UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2020

Surgery Partners, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-37576	47-3620923
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

310 Seven Springs Way, Suite 500 Brentwood, Tennessee 37027
(Address of Principal Executive Offices) (Zip Code)

(615) 234-5900
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SGRY	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.
Members of management of Surgery Partners, Inc. (the “Company”) will be meeting with investors as part of the 2020 J.P. Morgan Healthcare Conference on January 13th - 16th, 2020. Based on results through November 2019, the Company is reaffirming its previous full-year 2019 guidance of revenue growth at a low single-digit percentage, and, when the 2019 baseline is adjusted for divested revenues, 2019 revenue growth at a high single digit percentage. Based on results through November 2019, the Company also continues to project that it will grow Adjusted EBITDA at a double-digit percentage rate in 2019 as compared to 2018. This information is included in a Corporate Presentation that may be used for these meetings. The Corporate Presentation is available on the Company’s website at http://ir.surgerypartners.com/events-and-presentations/presentations.
The guidance for the fiscal year ended December 31, 2019 is based on results of the Company through November 2019 and is subject to quarter- and year-end adjustments in connection with the completion of customary financial closing procedures, including management’s review and finalization of the results for the full year 2019 and to accounting review procedures by the Company’s independent registered public accounting firm, which have not yet been performed. These customary closing procedures, along with December results, could cause actual results to differ materially from management’s guidance. Please also refer to Item 1A “Risk Factors” in the Company's Annual Report on Form 10-K for the year ended December 31, 2018. You are cautioned not to rely on management’s guidance being achieved when making an investment decision in the Company’s securities.
The information in this Current Report is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Registrant under the Securities Act of 1933 or the Exchange Act.
Item 5.02 Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Wayne DeVeydt Appointed Executive Chairman; Eric Evans Appointed CEO and member of the Board of Directors
The Board of Directors (the “Board”) of the Company today announced Wayne DeVeydt was appointed Executive Chairman of the Company effective as of January 13, 2020. The Board also announced Eric Evans, the current Executive Vice President and Chief Operating Officer of the Company, has been appointed to replace Mr. DeVeydt as the Chief Executive Officer of the Company, and to serve on the Board as a Class III director, which class will stand for re-election at the 2021 annual meeting of stockholders, in each case effective as of January 13, 2020. Mr. Evans will continue to report directly to Mr. DeVeydt.
Mr. Evans, age 42, joined Surgery Partners in February 2019 from Tenet Healthcare Corporation (“Tenet”), where he most recently served as President of Hospital Operations, a position he held from March 2016 to December 31, 2018. He previously served as chief executive officer of Tenet’s former Texas region from April 2015 to March 2016 and as market chief executive officer of The Hospitals of Providence (formerly known as the Sierra Providence Health Network) in El Paso from September 2012 to April 2015. Additionally, from 2004 until 2012, Mr. Evans held various positions with Tenet’s former Dallas-area Lake Pointe Health Network including chief executive officer, chief operating officer and director of business development. Mr. Evans holds a bachelor’s degree in industrial management from Purdue University and an M.B.A. from Harvard Business School. He is also a fellow in the American College of Healthcare Executives.
In connection with their new roles, each of Messrs. DeVeydt and Evans entered into amendments (the “Amendments”) to their employment agreements (the “Employment Agreements”). Pursuant to his amendment, Mr. DeVeydt resigned as CEO on January 13, 2020, but will remain employed by the Company, retaining his existing equity awards, and be entitled to receive an annual base salary of $250,000, subject to adjustment at the discretion of the Board or the Compensation Committee of the Board (the “Compensation Committee”). In addition, Mr. DeVeydt is eligible to earn an annual bonus with a target amount equal to 100% of Mr. DeVeydt’s base salary. Pursuant to his amendment, Mr. Evans will be entitled to receive an annual base salary of $1,050,000, subject to adjustment at the discretion of the Board or the Compensation Committee. In addition, Mr. Evans is eligible to earn an annual bonus with a target amount equal approximately 75% of Mr. Evans’s base salary.
The foregoing description of the Amendments does not purport to be complete and is subject to, and qualified in its entirety by, the full text of each Amendment, which are incorporated into this Item 5.02 by reference to Exhibits 10.1 and 10.2 of this Current Report on Form 8-K, and by the full text of each Employment Agreement, which are incorporated into this Item 5.02 by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Company, filed February 12, 2019 and by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Company, filed January 8, 2018.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits:

10.1	Amendment to Mr. DeVeydt’s Employment Agreement, Dated January 13, 2020
10.2	Amendment to Mr. Evans’s Employment Agreement, Dated January 13, 2020
99.1	Press release dated January 13, 2020

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURGERY PARTNERS, INC.

By:	/s/ Thomas F. Cowhey Thomas F. Cowhey Executive Vice President and Chief Financial Officer
Date: January 13, 2020